INVESTMENT AGREEMENT

                                 EXYPNOTECH GMBH

                             dated December 11, 2003


                                  by and among


1.   TagStar Systems GmbH
     Hochlandstrass 6
     83623 Dietramszell

     - hereinafter referred to as "TAGSTAR"-


2.   NanoPierce Technologies, Inc.
     370 17th Street, Suite 3640
     Denver, CO 80202
     USA

     - hereinafter referred to as "NANOPIERCE"-

     The parties referred to in nos. 1 - 2 hereinafter individually/collectively referred to as the "Party / Parties".

3.   ExypnoTech GmbH
     Prof.-Hermann-Klare-Strasse 6
     07407 Rudolstadt

     - hereinafter also referred to as "EYXPNOTECH" or "COMPANY"-



                                    PREAMBLE

     ExypnoTech GmbH is registered with the Commercial Register at the local court of Gera under HRB 9208.

     The nominal share capital of the Company amounts to EUR 50,000. The single share in said amount is currently held by NanoPierce.

     The Company seeks growth financing amounting to a total of US$ 98,000 invested by TagStar. TagStar intends to invest in the course of the Closing by subscribing for new shares in the Company with a total nominal value of EUR 52,000 and a total Investment of US$ 98,000 under the terms of this Investment Agreement (hereinafter also referred to as "Agreement").

     NOW  THEREFORE,  the  Parties  agree  as  follows:


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                                                      Holme Roberts & Owen
                                                Rechtsanwalte - Attorneys at Law


                                      -2/8-

                                     SEC. 1
                   SUBSCRIPTION OF SHARES, CHANGE OF ARTICLES

1. In order to grant new shares to TagStar and to admit TagStar as a new shareholder of the Company, NanoPierce as the sole shareholder in the Company shall immediately upon signature of this Agreement convene an extraordinary shareholders' meeting of the Company and vote in favor of the following resolutions:

     a) The Company's registered capital shall be increased from EUR 50,000 by EUR 52,000 to EUR 102,000 by issuance of a new share in the nominal amount of EUR 52,000 for subscription by TagStar. NanoPierce shall waive its subscription right ("Ausschluss des Bezugsrechts"). The new share shall be issued at par value.

     b) The Company's articles of association ("Gesellschaftsvertrag") shall be revised with respect to the capital increase.

2. TagStar shall subscribe for the new share as set forth in Para. 1 above and shall pay the respective nominal value to the Company immediately upon subscription.

3. The new share shall have the right to participate in profits as from January 1, 2003.


                                     SEC. 2
                         ADDITIONAL PAYMENTS BY TAGSTAR

1. In addition to the nominal value set forth in Sec. 1, TagStar hereby undertakes vis-a-vis NanoPierce, not, however, vis-a-vis the Company to make an additional payment into the Company's additional paid in capital (Kapitalrucklage i.S.v. Sec. 272 Abs. 2 Nr. 4 HGB) in the total amount of EUR 29,163.60 (in words: Euro twentyninethousand onehundredandsixtythree, sixty cent).

2. Payment into the capital reserves of the Company under this Sec 2 shall become due within five bank working days in Frankfurt/Main, Germany upon request of the Company's management to the Company's account with Commerzbank Bank M nchen, Filiale Ottobrunn, Bank M nchen, account no. 588 007 500, bank sorting code 700 400 41.

                                                      Holme Roberts & Owen
                                                Rechtsanwalte - Attorneys at Law


                                      -3/8-

                                     SEC. 3
                               FURTHER RESOLUTIONS

1. In the course of the extraordinary shareholders' meeting to be held according to Sec. 1 NanoPierce as the sole shareholder in the Company shall pass the following further resolutions:

     a) The Company's articles of association shall be revised to the extent that pre-emptive rights are granted to the shareholders.

     b) Michael Kober shall be appointed new managing director of the Company with immediate effect.

     c) Paul Metzinger shall be recalled as managing director with effect as of February 28, 2004.

2. The Parties shall treat the articles of association as resolved according to Para. 1 lit a) as binding even before the registration of the resolutions with the commercial register.


                                     SEC. 4
                   ASSETS OF NANOPIERCE CARD TECHNOLOGIES GMBH

     TagStar shall use its best efforts to immediately upon signature of this Agreement enter into an asset purchase agreement with NanoPierce Card Technologies GmbH i.L. regarding the assets of NanoPierce Card Technologies GmbH i.L., similar to the draft as set forth in APPENDIX A to this Agreement, to be formally approved by Prof. Dr. Lederer, the official receiver of the landlord.


                                     SEC. 5
                              INTELLECTUAL PROPERTY

1. NanoPierce hereby assigns the US Provisional Application for Ultrasonic Bonding of Electronic Devices, filed with the US Patent and Trademark Office under Serial No. 60/437,866 on January 3, 2003 to ExypnoTech. The Parties as well as ExypnoTech shall use its best efforts to effectuate the transfer under the applicable Laws of the United States of America and other jurisdictions where applications have been filed.

2. NanoPierce hereby assigns the trade mark Application "SmartPaper" filed with the United States Patent and Trademark office under Serial No. 76/241 281 to ExypnoTech. The Parties as well as ExypnoTech shall use their best efforts to effectuate the transfer under the applicable Laws of the United States of America and other jurisdictions where applications have been filed.

                                                      Holme Roberts & Owen
                                                Rechtsanwalte - Attorneys at Law


                                      -4/8-

3. ExypnoTech accepts both assignments set forth under Para. 1 and Para. 2 above.

4. Any reasonable costs related to the execution of said transfers, in particular registration costs, shall be borne by the Company.


                                     SEC. 6
                               TAGSTAR OBLIGATIONS

1. TagStar hereby irrevocably undertakes vis-a-vis NanoPierce to release NanoPierce from all liabilities resulting from subsidies granted by the state of Thuringia and immediately upon signature of this Agreement enter into negotiations with LEG Thuringia (TAB and IGZ) about a possible continuation of the existing contracts.

2. As long as NanoPierce shall remain a shareholder of the Company, TagStar shall arrange for ExypnoTech's financial statements to be timely prepared according to US GAAP to enable NanoPierce to comply with all statutory duties as a reporting company in the United States of America.


                                     SEC. 7
                       BUSINESS DEVELOPMENT OF EXYPNOTECH

1. It is hereby understood between the parties that unless otherwise stated in this Agreement, all intellectual property rights of ExypnoTech remain with the Company, this shall apply in particular with regard to any rights related to the name "ExypnoTech". TagStar shall have the duty to administer the Company's internet website.

2. The Parties as well as ExypnoTech agree that the Delvotec production machine remains the property of ExypnoTech. To ensure proper maintenance of the machine, TagStar shall have the right to move the machine to TagStar's production facility and to service and operate the machine, at its costs, on behalf of the Company. Additional extensions to the machine remain the property of TagStar.

3. TagStar will use its best efforts, in cooperation with NanoPierce, to sell the ultrasonic technology as set forth in Sec. 5 above to other non RFID applications. In addition, TagStar will provide additional technical support to ExypnoTech in the prosecution of the patent application relating to the ultrasonic method of attachment.

                                                      Holme Roberts & Owen
                                                Rechtsanwalte - Attorneys at Law


                                      -5/8-

                                     SEC. 8
                            FURTHER CAPITAL INCREASES

1. It is hereby understood between the Parties that further increases of the Company's nominal share capital require a 75 % vote of the shareholders' meeting. The Parties hereby undertake vis-a-vis each other to exercise their voting rights in future shareholders' meeting to the extent that each shareholder shall be entitled to exercise its statutory subscription rights.

2. It is hereby understood between the Parties that future dividends arising from future profits shall be distributed annually according to the respective percentage of shareholding in the Company. Such distributions shall be made within 120 days after the fiscal year end of the Company.


                                     SEC. 9
                         REPRESENTATIONS AND WARRANTIES

1.   NanoPierce  and TagStar each represent and warrant to the other as follows:

     a) The execution, delivery and performance by it of this Agreement have been duly authorized by all necessary corporate action.

     b) This Agreement is a legal, valid and binding obligation enforceable against it in accordance with its terms and conditions.

2. With the exception of Warranties explicitly included in this Agreement, any further warranty by the parties shall be excluded.


                                     SEC. 10
                                TRANSACTION COSTS

     The external costs in connection with the financing laid down in this Investment Agreement shall be borne by the Company as costs for the provision of further capital. These costs to be borne by the Company include in particular:

     a) the external costs of Holme, Roberts & Owen for the preparation of the appropriate legal documentation for the financing;

     b)   notary  and  court  costs,  any  transaction  taxes.

                                                      Holme Roberts & Owen
                                                Rechtsanwalte - Attorneys at Law


                                      -6/8-

                                     SEC. 11
                                 CONFIDENTIALITY

1. The Parties shall keep the existence and the content of this agreement as well as all circumstances related hereto vis-a-vis third parties confidential unless a disclosure to third parties is required by law or the provisions of a stock exchange or in the framework of adequate information of the employees of the companies and their elected representatives or the information is destined for disclosure or is (or has become) generally known.

2. Any press release relating to this agreement shall be approved by both parties in written form.

3.   This obligation shall remain in force upon the execution of this agreement.


                                     SEC. 12
                                      TERM

     This Agreement shall become effective at the date of signature. The capital increase described under Sec. 1 will become effective with its registration with the Company's commercial register.


                                     SEC. 13
                                FINAL PROVISIONS

1. All amendments and additions to this Agreement must be made in writing. This also applies to a waiver of the written form requirement.

2. In the event that individual or a number of provisions set forth herein are or prove to be invalid or unenforceable, the validity of the remaining provisions shall not be affected thereby. Moreover, the invalid or unenforceable provision shall be deemed replaced by a provision which reaches the original content and purpose of the invalid provision to the closest possible and legally permissible extent. The aforesaid shall also apply with regard to provisions that prove to be missing.

3. This document and the Appendices referred to herein contain all agreements among the parties in regard of the subject matter hereof. No side or other agreements have been entered into among parties with regard to the subject matter of this agreement except than explicitly stated otherwise in this agreement. Any and all prior agreements by and among parties in respect of the subject matter of this agreement shall be superseded and become invalid upon signature of this Agreement

                                                      Holme Roberts & Owen
                                                Rechtsanwalte - Attorneys at Law


                                      -7/8-

4. This Investment Agreement shall be governed by the law of the Federal Republic of Germany with the exemption of the UN Convention on the Sales of Goods. To the extent that such an agreement is legally valid, the courts of Munich shall have non-exclusive jurisdiction over this Investment Agreement.


Munich, this December 11, 2003




    _____________________________                  __________________________
    NanoPierce Technologies, Inc.                    Tag Star Systems GmbH



    _____________________________
          ExypnoTech GmbH

                                                      Holme Roberts & Owen
                                                Rechtsanwalte - Attorneys at Law


                                      -8/8-

APPENDICES:
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APPENDIX  A        -     ASSET  PURCHASE  AGREEMENT




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